As filed with the Securities and Exchange Commission on July 24, 2012

Registration No. 333-157471

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AB&T FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

NORTH CAROLINA	84-1653729
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

292 WEST MAIN AVENUE

GASTONIA, NC 28054

(Address of Principal Executive Offices) (Zip Code)

AB&T FINANCIAL CORPORATION 2005 INCENTIVE STOCK OPTION PLAN

AB&T FINANCIAL CORPORATION 2005 NONSTATUTORY STOCK OPTION PLAN

(Full title of the plans)

DANIEL C. AYSCUE

PRESIDENT AND CHIEF EXECUTIVE OFFICER

AB&T FINANCIAL CORPORATION

292 WEST MAIN AVENUE

GASTONIA, NC 28054

(Name and address of agent for service)

(704) 867-5828

(Telephone number, including area code, of agent for service)

WITH COPIES TO:

JONATHAN A. GREENE, ESQ.

GAETA & EVESON, P.A.

700 SPRING FOREST ROAD, SUITE 335

RALEIGH, NORTH CAROLINA 27609

(919) 845-2558

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF COMMON STOCK

On February 23, 2009, AB&T Financial Corporation (the “Company”) filed a registration statement (the “Registration Statement”) on Form S-8 (Registration No. 333-157471) with the Securities and Exchange Commission (the “Commission”) to register a total of 535,510 shares of its common stock, $1.00 par value per share (the “Shares”), in connection with the Company’s 2005 Incentive Stock Option Plan and 2005 Nonstatutory Stock Option Plan (the “Option Plans”). The Company now desires to deregister all of the Shares not yet issued in connection with the Option Plans.

The Company intends to suspend all reporting obligations with the SEC under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold, the Company hereby amends the S-8 by deregistering all Shares that are registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gastonia, State of North Carolina, on July 24, 2012.

AB&T FINANCIAL CORPORATION

By:	/s/ Daniel C. Ayscue
Daniel C. Ayscue President and Chief Executive Officer